Ex-99.1
Premier Exhibitions, Inc. To Move for Salvage Award for its
Titanic Recovery Efforts

Atlanta, GA-— (October 30, 2007) Premier Exhibitions, Inc. (NASDAQ: PRXI) through its wholly owned subsidiary RMS Titanic, Inc. (“RMST”), announced that it will move the United States District Court for the Eastern District of Virginia, Norfolk Division for a salvage award as compensation for its recovery efforts to date in recovering approximately 3700 artifacts from the wreck of the RMS Titanic during its expeditions conducted in 1993, 1994, 1996, 1998, 2000 and 2004. The motion for a salvage award has no bearing on the approximately 1800 artifacts recovered by RMST in its first expedition to the wreck of the RMS Titanic in 1987, for which title rests with RMST pursuant to a 1993 decree from a French maritime tribunal which gave it an in specie salvage award for all of those artifacts.
In 1994, the United States District Court for the Eastern District of Virginia, Norfolk Division (the “Court”) declared RMST to be the sole and exclusive Salvor-in-Possession of the wreck and wreck site of the RMS Titanic. As such, RMST is the only entity to have ever legally salvaged artifacts from the famous wreck site. RMST has continuously remained as Salvor-in-Possession for over thirteen years, and it intends to continue presenting its blockbuster exhibitions, “Titanic: The Artifact Exhibition” in museums and other non-traditional venues throughout the world and likewise intends to continue its unprecedented historical and archaeological work in conserving the artifact collection.
As a result of RMST’s historic salvage and conservation work on the artifacts, and under controlling legal precedent, RMST retains a salvage lien on those artifacts for which jurisdiction lies with the Court. This salvage lien will be satisfied after the Court considers RMST’s motion for a salvage award and hears testimony and takes evidence in support of such motion. Under the law of salvage, and in keeping with prior orders of the Court and of the U.S. Court of Appeals for the Fourth Circuit, RMST’s salvage lien will be satisfied by the Court through the issuance of a cash award or through an in specie award (i.e., an award of outright title and ownership to the artifacts under such terms and conditions as the Court directs), based on the factors first established in the landmark United States Supreme Court case of The Blackwall, 77 U.S. (10 Wall.) 1 (1869) and other factors as directed by the Court.
          On October 16, 2007, the Court issued a Memorandum Opinion and Order in which it ordered RMST to file its motion for a salvage award on or before November 30, 2007. RMST intends to comply with this Memorandum Opinion by filing its motion for a salvage award in a timely manner. RMST’s status as Salvor-in-Possession, as well as RMST’s exhibitions of “Titanic: The Artifact Exhibition,” remain unchanged by the Memorandum Opinion.

          In the October 16, 2007 Memorandum Opinion and Order, the Court declared invalid a claim by RMST that it acquired through a recent transaction with Liverpool and London Steamship Protection and Indemnity Association, Ltd. additional ownership rights to certain artifacts recovered from the wreck, and further suggested that such claim of ownership by RMST was misleading to the investors of Premier Exhibitions, Inc.
          RMST and Premier Exhibitions wish to emphasize their respect for the Court and are always prepared to comply with the Court’s orders. RMST and Premier Exhibitions, however, respectfully disagree with those provisions of the Memorandum Opinion declaring invalid the enforceability of the Liverpool and London agreement and stating that the announcement of the Liverpool and London Agreement was misleading to the public and to Premier Exhibitions’ investors. Given the procedural complexities of the Memorandum Opinion, Premier Exhibitions elected to post the Memorandum Opinion on its website after first directing further correspondence to the Court on this matter, waiting for a reply, and then only after taking sufficient time for review and consideration by counsel, all of which steps were taken promptly, efficiently and in a timely manner. Because the Memorandum Opinion is not a final order of the Court subject to automatic appeal, RMST intends to more fully explain its position with regard to the Liverpool and London agreement at such time as it moves for a salvage award.
          RMST takes very seriously its role as sole Salvor-in-Possession and lien holder of the artifacts recovered to date from the Titanic. RMST sought to take all actions necessary to make sure that the existing artifacts before the Court, the approximately 1800 artifacts for which it was already awarded an in specie award by the French tribunal, and any artifacts which may be recovered in the future are kept together as one collection. Thus, it took steps to solidify its role as curator of the collections and remove any possibility of competing claims by entering into the Liverpool and London agreement. Premier Exhibitions wishes to assure the public that RMST’s motives and efforts to date are consistent both with its duty to maintain, protect and preserve the artifacts and with its shareholders’ interests.
          The enforceability of the Liverpool and London agreement will not affect RMST’s rights to move for a salvage award with respect to the approximately 3700 artifacts within the Court’s jurisdiction.
          Bruce Eskowitz, the President and CEO of Premier Exhibitions, Inc. stated, “RMST takes very seriously its fiduciary duties to its shareholders and its duties as Salvor-in-Possession. He elaborated: “Premier Exhibitions believes that RMST had a very solid strategic and legal basis upon which it entered into the agreement with Liverpool and London.”
A copy of the Memorandum Opinion is located on Premier Exhibitions’ website located at www.prxi.com under the heading “the Company” and the subheading “Investor Relations.”

Premier Exhibitions, Inc. is a major provider of museum quality touring exhibitions throughout the world.
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2007, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes in the economic conditions in the Company’s markets, including terrorist attacks; competition from others; how much capital the Company may or may not receive from required financings; and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. The Company disclaims any obligation to update these forward- looking statements, except as may be required by law.
     For additional Information:
     Investor Relations
     North Coast Advisors, Inc.:
     Craig T. Stewart (585) 218-7371
     cstewart@ncainc.com
     Media Inquiries:
     Premier Exhibitions, Inc.:
     Katherine Morgenstern (404) 842-2600
     kmorgenstern@prxi.com